AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT (the "Amendment"), dated as of July 24, 1995, is between MULTIMEDIA, INC., a South Carolina corporation (the "Company"), and WACHOVIA BANK OF NORTH CAROLINA, N.A., successor rights agent to SOUTH CAROLINA NATIONAL BANK (the "Rights Agent").

                           Recitals

         A. The Company and the Rights Agent are parties to a Rights Agreement dated as of September 6, 1989 (the "Rights
Agreement").

         B. Gannett Co., Inc., a Delaware corporation, Multimedia Talk Channel, Inc., a Delaware corporation ("Sub"), and the Company are contemplating entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub would be merged with and into the Company (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement and the Merger.

         C. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is nec-essary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         Accordingly, the parties agree as follows:

         1.  Amendment of Section 1(a).  Section 1(a) of the
Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary neither Gannett Co., Inc., a Delaware corpo-ration ("Acquiror"), nor Multimedia Talk Channel, Inc., a Delaware corporation ("Sub"), nor any other Person shall be deemed to be an Acquiring Person by virtue of Agreement and Plan of Merger, to be entered into as of July 24, 1995, among the Company, Acquiror and Sub, as it may be amended or supplemented from time to time (the "Merger Agreement"), or by virtue of any of the transactions contemplated by the Merger Agreement."


         2.  Amendment of Section 1(g).  Section 1(g) of the
Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement."


         3.  Amendment of Section 1(m).  Section 1(m) of the
Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Trigger Event shall not be deemed to have occurred by virtue of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agree-ment."


         4.   Amendment of Section 7(a).  Section 7(a) of the
Rights Agreement is amended and restated to read in its entirety as follows:

         "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Common Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on September 6, 1999 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof and (iv) immediately prior to the effective time of the merger of the Company as contemplated by and in accordance with the terms of the Merger Agreement."

         5.  Amendment of Section 29.  Section 29 of the Rights
Agreement is amended to add the following sentence at the end thereof:

         "Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights

    Agreement by virtue of the execution of the Merger Agree-ment or by virtue of any of the transactions contemplated by the Merger Agreement."


         6. Effectiveness. This Amendment shall be deemed effective as of July 24, 1995 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of South Carolina and for all purposes shall be governed by and construed in ac-cordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amend-ment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or un-enforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and affect and shall in no way be affected, impaired or in-validated.

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
        EXECUTED as of the date set forth above.


Attest:                           MULTIMEDIA, INC.



/s/ Alan D. Austin                /s/ Robert E. Hamby, Jr.
Name:    Alan D. Austin           Name:     Robert E. Hamby, Jr.
Title:   Treasurer                Title:    Senior Vice President


                                  WACHOVIA BANK OF NORTH CAROLINA,
                                  N.A., Successor Rights Agent to
Attest:                           SOUTH CAROLINA NATIONAL BANK



/s/ Deborah N. Keaton             /s/ Molly A. Long
Name:    Deborah N. Keaton        Name:      Molly A. Long
Title:   Assistant Secretary      Title:     Senior Vice President


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